Exhibit 99.1


                             LIN TELEVISION MERGER
                          CONSIDERATION INCREASED TO
                                 $55 PER SHARE


Providence, R.I. and Dallas, TX -- October 22, 1997 -- LIN Television Corporation and Hicks, Muse, Tate & Furst Incorporated today announced that the previously announced merger agreement between LIN and Hicks
Muse has been amended to increase the consideration to be paid for each LIN share to $55 in cash plus interest at the rate of 8% per annum (approximately $0.36 per share per month) from February 15, 1998 through the completion of the transaction. The total transaction value is approximately $1.9 billion.

     The merger agreement was unanimously approved by the LIN Board of Directors.

     It is expected that a meeting of LIN stockholders to vote on the merger is expected to take place in January 1998. If the merger is approved by LIN stockholders and other conditions are satisfied, the transaction is expected to close early in 1998.

     Completion of the transaction is subject to various conditions, including approval by the Federal Communications Commission of the transfer of LIN's broadcast licenses, approval of the merger by the holders of a majority of the outstanding shares of LIN common stock, other than those shares (representing approximately 45 percent of the outstanding shares) owned by AT&T Corp., present at the stockholders meeting, and funding of the transaction under debt and equity commitments. AT&T has agreed that it will vote its LIN shares in favor of the merger only if the merger is approved by the holders of a majority of the outstanding LIN shares, other than those owned by AT&T, present at the stockholders meeting. Cook Inlet Communications Corp., the holder of approximately 5 percent of the outstanding LIN shares, has agreed to vote the shares it holds at the time of the stockholders meeting in favor of the merger. LIN may terminate the merger agreement prior to receipt of stockholder approval and accept a proposal determined by its Board of Directors to be more favorable to the LIN stockholders than the announced merger agreement, subject to the payment of a termination fee to Hicks Muse.

     Following completion of the transaction, LIN will retain its name, Providence, R.I., headquarters, all station personnel and its management team. That team has built LIN into one of the nation's most successful, technologically advanced and highly regarded television broadcasting groups, with an industry-leading consolidated broadcast cash flow margin of 48 percent.

     As previously announced, Hicks Muse and National Broadcasting Company have entered into a letter agreement which contemplates the formation of a partnership to hold KXAS-TV, Channel 5, in Dallas, TX and KNSD-TV, Channels 7 and 39 in San Diego, CA. NBC will hold a majority interest in the partnership and manage both stations. NBC has agreed to keep its affiliation agreements with LIN in effect following the completion of the LIN merger.

Contacts:

        LIN Television Corporation
        Deb Jacobson
        Vice President & Treasurer
        401-457-9403

        The Abernathy Group
        Rob Lerner/Linda LeFever
        212-371-5999

        Hicks, Muse, Tate & Furst
        Roy Winnick
        Kekst & Company
        212-521-4842